Exhibit 99.1

June 1, 2015

Aerojet Rocketdyne’s Seymour To Retire

Board Elects Drake Chief Executive Officer and President

SACRAMENTO, Calif., June 1, 2015 (GLOBE NEWSWIRE)– Aerojet Rocketdyne (NYSE:  AJRD) today announced that President and Chief Executive Officer (CEO) Scott Seymour informed the board of directors of his plans to retire after five years of service with the company. Chief Operating Officer Eileen Drake will succeed Seymour as CEO and president, effective today. Drake will also succeed Seymour in his role as a member of the Board of Directors.

"Scott Seymour has enjoyed an exceptionally distinguished career, most recently focusing his strategic leadership and extensive knowledge of the aerospace industry on building a strong global portfolio of products that benefit our customers, shareholders and employees," said Warren Lichtenstein, chairman of the Aerojet Rocketdyne Board of Directors. “Scott was instrumental in our 2013 acquisition of Pratt & Whitney Rocketdyne, a bold move that merged two industry giants and has been pivotal in securing the future growth of our company in a challenging marketplace.  Scott’s vision also was key to the development of our Competitive Improvement Program and our ability to provide affordable products that are vital both to the defense of our nation and our country’s continued access to space.  On behalf of the board of directors and the company, I want to thank Scott for his tireless passion and marked accomplishments.”

In January 2010, Seymour joined Aerojet Rocketdyne Holdings, Inc., (then known as GenCorp Inc.) as president and CEO.  He also served as president of Aerojet Rocketdyne.

Prior to joining the company, Seymour served in a variety of senior leadership positions with Northrop Grumman since 1983. He was corporate vice president and president of Integrated Systems Sector of Northrop Grumman from 2002 until March 2008.  Seymour also served as vice president, Air Combat Systems from 1998 to 2001; vice president and B-2 program manager from 1996 to 1998; and vice president, Palmdale Operations, of Northrop Grumman from 1993 to 1996.

“With Scott’s retirement, we are very pleased to announce Eileen Drake’s expanded leadership role as the CEO and president,” said Lichtenstein. “Eileen is a proven leader with strong expertise in transforming operations and implementing the innovative initiatives needed to build upon our reputation for mission success.  Her leadership will be instrumental in positioning our organization for continued growth and increased profitability. Scott and Eileen will work closely together to ensure a smooth transition in leadership for our company and our shareholders.”

Drake joined Aerojet Rocketdyne in March as chief operating officer.  She was previously with United Technologies Corporation (UTC), where she served as president of Pratt & Whitney AeroPower’s auxiliary power unit and small turbojet propulsion business. In her prior positions at UTC, she served as the vice president of Operations, and also vice president of Quality, Environmental, Health & Safety, and Achieving Competitive Excellence (ACE) for UTC’s Carrier Corporation, as well as for Pratt & Whitney.

Drake is a distinguished military graduate of the U.S. Army Aviation Officer School.  She served on active duty for seven years as a U.S. Army aviator and airfield commander of Davison Army Airfield in Fort Belvoir, Virginia.

Aerojet Rocketdyne is a diversified company delivering innovative solutions that create value for its customers in the aerospace and defense, and real estate markets.   The company is a world-recognized aerospace and defense leader that provides propulsion and energetics to the space, missile defense and strategic systems, tactical systems and armaments areas, in support of domestic and international markets.  Additional information about Aerojet Rocketdyne can be obtained by visiting our websites at www.Rocket.com and www.AerojetRocketdyne.com.

Contact:	Glenn Mahone, Aerojet Rocketdyne, 202-302-994
Glenn.Mahone@Rocket.com

Lynn Machon, Aerojet Rocketdyne, 916-355-3587
Lynn.Machon@Rocket.com